QEP Resources and Elliott Management Enter Into Cooperation Agreement

DENVER – August 7, 2019 – QEP Resources, Inc. (NYSE:QEP) (QEP or the Company) today announced that it has entered into a cooperation agreement with affiliates of Elliott Management Corporation (“Elliott”). Funds affiliated with Elliott beneficially own approximately 4.9% of the Company’s common stock.

Board Enhancement

As part of the agreement and the ongoing refreshment of QEP’s Board, the parties will work together to identify board nominees and to agree upon two new independent directors to be appointed to QEP's Board. The two new directors are expected to have strong operating backgrounds in unconventional development and are expected to be seated no later than October of this year.

Operations Committee

Additionally, QEP will create a new five-person Operations Committee of the Board. The Operations Committee will be chaired by QEP’s Chief Executive Officer, Tim Cutt, and will include two of the current independent directors and, upon their appointment to the QEP board, the two new independent directors. The Operations Committee will work with QEP’s management team to identify best practices in the areas of the Company’s operations and focus on continuous operational improvement and excellence with the objective to achieve leading levels of capital efficiency.

“In the last year, QEP has made strides in streamlining our business, reducing costs, strengthening our balance sheet, and selling non-core assets. Our Board and management team welcome the constructive perspectives of our shareholders and are committed to maximizing shareholder value. Through the formation of this new committee, we will continue building on the progress we have already made, and I look forward to the contributions of our new directors and the new committee as we take further steps to improve performance and build shareholder value,” said Cutt.

“I want to thank Tim and the rest of the Board of Directors for the collaborative, constructive approach they have taken in reaching today’s agreement,” said Elliott senior portfolio manager John Pike. “Despite only being in the position for seven months, Tim has led QEP toward significant improvements in its cost structure and operating efficiency. We are confident that the new additions to QEP’s Board and the newly formed Operations Committee will lead to significant value creation for all QEP stakeholders, and we are looking forward to remaining engaged shareholders.”

Pursuant to the cooperation agreement, Elliott has agreed to customary standstill, voting, and other provisions. The full cooperation agreement between QEP and Elliott will be filed with the Securities and Exchange Commission as an exhibit to QEP’s Form 10-Q for the second quarter 2019.

About QEP Resources

QEP Resources, Inc. (NYSE: QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). For more information, visit QEP's website at: www.qepres.com.

About Elliot

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $38.2 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Contact for QEP
William I. Kent, IRC
303-405-6665
will.kent@qepres.com

Contact for Elliott
Stephen Spruiell
212-478-2017
sspruiell@elliottmgmt.com